Exhibit 99
News Release

Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67278
www.spiritaero.com
Spirit AeroSystems Holdings, Inc. Reports Fourth Quarter and Full-Year 2006 Results after Successful IPO and Provides 2007 Guidance
■	Full-year 2006 revenues $3.2 billion. Full-year 2007 revenues expected to be between $4.0 — $4.1 billion

■	Full-year 2007 fully diluted EPS expected to be between $1.80 — $1.90 per share

■	2007 Operating Cash Flow expected to be +/- $280 million

■	4th quarter and full-year 2006 operating results and net income impacted by IPO costs and release of tax valuation allowances
     Wichita, KS Feb. 8, 2007 — Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported fourth quarter revenues of $852 million, up 53 percent from the same period last year. Full-year 2006 revenues were $3.2 billion, reflecting the continued strong demand for commercial aircraft and included nine months of revenues from Spirit Europe, or $313 million, which was acquired on April 1, 2006.
     Overall operating performance for the fourth quarter exceeded expectations after consideration of costs related to the Initial Public Offering (IPO) for Spirit stock which occurred on November 21, 2006. IPO costs reduced pre-tax earnings by $334 million for the quarter and year, creating a pre-tax loss of ($245) million and ($72) million, respectively (Table 1). Adjusted pre-tax earnings*1 for the fourth quarter, excluding IPO related costs, were $89 million yielding an adjusted pre-tax margin* of 10.4 percent. Adjusted pre-tax margins* for the full year 2006 excluding IPO related costs were 8.2 percent.

[1]	* Non-GAAP Measure. A complete definition of Spirit’s use of non-GAAP measures, identified by an asterisk (*) is found on page 7-8 of this release, “Non-GAAP Measure Disclosure”.

Table 1. Summary Financial Results

				Period from June 17,
				2005 through
	4th Quarter		Full Year	December 29,
($ in Millions, except per share data)	2006	2005 [1]	2006[2]	2005[1]
Revenues	$852	$557	$3,208	$1,208
Pre-tax Earnings/(Loss)	$(245)	$(44)	$(72)	$(77)
Pre-tax Margins	(28.8%)	(7.9%)	(2.2%)	(6.4%)
Reported Net Income /(Loss)	$(69)	$(47)	$17	$(90)
Reported Earnings/(Loss) per Share	$(0.58)	$(0.41)	$0.15	$(0.80)
Basic Weighted Avg Share Count (millions)	120.4	113.8	115.6	113.5

NOTE: The items detailed below for IPO related costs and the tax valuation allowance reversal are included in the results above.

IPO Related Costs
Pre-Tax	$(334)		$(334)
After Tax	$(209)		$(209)
Basic EPS	$(1.74)		$(1.81)

Tax Valuation Allowance
Tax Provision and After Tax	$75		$42
Basic EPS	$0.62		$0.36

[1]	Does not include Spirit Europe acquired on April 1, 2006; Includes impact of 2005 IAM strike at Boeing Commercial Airplanes.

[2]	Includes nine months of Spirit Europe
     Full-year 2006 net income was $17 million, or $0.15 per basic share. IPO related costs reduced net income by $209 million, or $1.74 per share in the fourth quarter and $1.81 per share for the full year 2006 as basic weighted average share counts for the quarter and the full year varied. Partially offsetting the IPO costs was the release of a previously established tax valuation allowance of $75 million, or $0.62 per share in the fourth quarter, and $42 million, or $0.36 per share for the full year.
     During the fourth quarter, Spirit updated its contract profitability estimates resulting in a favorable change in contract estimates of $22 million recorded in the quarter. These changes were driven by favorable cost trends and higher production activity within the current contract blocks. Because Spirit recognizes changes in contract estimates utilizing the cumulative catch up method of accounting under Statement of Position 81-1, approximately $8 million of the $22 million favorable adjustment relates to revenues recognized in 2005. For the full-year 2006, approximately $59 million of favorable changes in contract estimates related to 2005 revenues has been recognized.
     “Our strong operating performance and progress on the 787 program during 2006 along with our successful Initial Public Offering underscore what Spirit can accomplish by focusing on execution, ” said President and Chief Executive Officer Jeff Turner. “During 2006, we expanded our customer base in the 100 seat plus market through the acquisition of Spirit Europe, won yet to be announced programs with new customers and successfully managed production rate increases on existing programs,” Turner added. “Looking forward, we expect to deliver consistently strong financial performance through the application of industry leading design and build capabilities for our core products and by maintaining a competitive cost structure.”
     Cash flow from operations for 2006 was $272 million including cash outflows of $191 million related to the IPO. Cash used in investing activities for the year included $343 million in capital expenditures as the company prepares for 787 production, and $145 million used to diversify Spirit’s customer base and establish international operations through the acquisition of Spirit Europe.
     Debt balances at year-end were $618 million after reducing debt by $100 million with IPO proceeds. In conjunction with the IPO, the company restructured its credit agreements which increased available credit capacity from $325 million to $400 million. The restructure included the termination of the $150 million Boeing credit facility and increased the revolving credit facility by $225 million, effectively replacing the Boeing facility and increasing overall credit capacity by $75 million. The restructure also resulted in lower interest rates and fewer financial covenants. Standard & Poor’s and Moody’s upgraded the company’s credit ratings during the year to BB and Ba3, respectively.
Initial Public Offering
     Spirit conducted an Initial Public Offering of common shares on November 21, 2006, and began trading publicly on the NYSE. The net proceeds and the costs associated with the IPO were recognized in the fourth quarter 2006. Total IPO pre-tax costs were $334 million, of which $322 million was compensation expense related to the Union Equity Plan (UEP) as detailed in Table 2. The UEP is an incentive program established for Spirit employees that are represented by certain collective bargaining units and was part of the initial collective bargaining agreements. The UEP plan obligation will be settled with cash and stock payments to eligible employees. The cash component of $185 million was paid in the fourth quarter 2006. The remaining UEP obligation will be settled with common stock and will be distributed to participants on or prior to March 15, 2007.
     The company received $249 million in net cash proceeds from the Initial Public Offering of common stock. A portion of these proceeds was used to retire $100 million of Term Loan B debt. The other $149 million of proceeds was used to fund a portion of the cash component of the UEP plan mentioned above. The remainder of the UEP cash component of $36 million ($185 million less $149 million) plus other IPO related cash expenses of $6 million, or $42 million in total, was funded from operations.
Table 2. Initial Public Offering Summary

	4Q06
($ in Millions, except per share data)	Expense	Cash	Non-Cash
Net IPO Proceeds	$249	$249	$—
Term Loan B — Debt Retirement	(100)	(100)	—

Remaining Proceeds after Debt Retirement	149	149	—
IPO Related Costs
Union Equity Plan (UEP)
Cash	(185)	(185)	—
Stock	(137)	—	(137)

UEP Total (Included in COGS)	(322)	(185)	(137)
Onex Management Fee Termination (Included in SG&A)	(4)	(4)	—
Employee Payroll Taxes and other (Included in SG&A)	(4)	(2)	(2)

Sub-total	(330)	(191)	(139)
Write-off of Deferred Financing Fees (Included in Interest Expense)	(4)	—	(4)

Total Pre-Tax IPO Related Costs	(334)	(191)	(143)
Total After-Tax IPO Related Costs	(209)
EPS — IPO Related Costs	($1.74)

Cash Requirement In Excess of Proceeds		$(42)

Outlook
     Spirit expects 2007 revenues between $4.0 billion and $4.1 billion, approximately 25 percent higher than 2006, as increased market demand for large commercial transport aircraft from Boeing and Airbus drives additional ship set deliveries. This revenue projection is based on previously issued 2007 Boeing and Airbus delivery guidance of 440-445 aircraft from each manufacturer and includes the initial deliveries to Boeing of Spirit products on the 787 program as well as a full year of revenue from Spirit Europe (Table 3).
Table 3. Financial Outlook

2007 Guidance

Revenues	$4.0B—$4.1B
Operating Earnings	$400M—$420M
Operating Margins	9.8% — 10.5%

Depreciation and Amortization	$120M—$125M

Earnings Per Share (Fully Diluted)	$1.80 — $1.90

Effective Tax Rate	~34%

Cash Flow from Operations*	+ / -$280M
Capital Expenditures	+ / - $300M
Customer Advances	~ $45M

Research & Development Expense	+ / - $60M

Stock-based Incentive Compensation Expense	~ $35M

Average Fully Diluted Shares Outstanding	141M

*	Includes $40-$50 million for capital expenditures funded by customers
     Spirit’s operating margins are expected to be between 9.8 percent and 10.5 percent as benefits from higher volumes, cost reduction and productivity initiatives, as well as lower R&D, stock compensation, and transition expenses expand operating margins versus 2006 actual results. Spirit’s 2007 fully diluted EPS guidance is between $1.80 and $1.90 per share.
     Cash from operations is expected to be +/- $280 million, which includes additional working capital spending for the new 787 program. Fiscal 2007 capital expenditures are expected to be +/- $300 million. Approximately 50 percent of the capital expenditures will be utilized to complete the installation of production capacity for the new 787 program. Partially offsetting these capital expenditures is approximately $45 million of anticipated customer financing.
     Depreciation and amortization expenses are forecasted to be between $120 and $125 million as new capital equipment is placed into service.

Cautionary Statement Regarding Forward-Looking Statements
This press release includes forward-looking statements that reflect the plans and expectations of Spirit AeroSystems Holdings, Inc. To the extent that statements in this press release do not relate to historical or current facts, they constitute forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” “continue,” or other similar words. These statements reflect Spirit AeroSystems Holdings, Inc.’s current view with respect to future events and are subject to risks and uncertainties, both known and unknown. Such risks and uncertainties may cause the actual results of Spirit AeroSystems Holdings, Inc. to vary materially from those anticipated in forward-looking statements, and therefore we caution investors not to place undue reliance on them. Potential risks and uncertainties include, but are not limited to: our customers’ aircraft build rates; the ability to enter into supply arrangements with additional customers and satisfy performance requirements under existing contracts; any adverse impact on our customers’ production of aircraft; the success and timely progression of our customers’ new programs including, but not limited to The Boeing Company’s B787 aircraft program; future levels of business in the aerospace and commercial transport industries; competition from original equipment manufacturers and other aerostructures suppliers; the effect of governmental laws; the effect of new commercial and business aircraft development programs; the cost and availability of raw materials; the ability to recruit and retain highly skilled employees and relationships with unions; spending by the United States and other governments on defense; the continuing ability to operate successfully as a stand alone company; the outcome of ongoing or future litigation and regulatory actions; and exposure to potential product liability claims. Additional information as to factors that may cause actual results to differ materially from our forward-looking statements can be found in Spirit AeroSystems Holdings, Inc.’s filings with the United States Securities and Exchange Commission. Spirit AeroSystems Holdings, Inc. undertakes no obligation and does not intend to update publicly any forward-looking statements after the date of this press release, except as required by law.

Non-GAAP Measure Disclosure
     Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by an asterisk*) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measure. Other companies may define the measure differently. The following definitions are provided:
Adjusted Pre-Tax Earnings
     Adjusted Pre-Tax Earnings is defined as GAAP pre-tax earnings excluding the $334 million expense related to the Initial Public Offering that occurred in the fourth quarter of 2006. Management believes adjusted pre-tax earnings are important to understanding the company’s on-going operations and provide additional insights into underlying business performance. Management derived the adjusted pre-tax earnings by adding the $334 million IPO expense in fourth quarter to GAAP pre-tax earnings. The calculation for the fourth quarter 2006 is (($245) + $334)=89. The calculation for the full year 2006 is (($72)+$334)=$262. Adjusted pre-tax earnings for third quarter 2006 are the same as GAAP.
Adjusted Pre-Tax Margins
     Adjusted Pre-Tax Margins is defined as GAAP pre-tax margins excluding the $334 million expense related to the Initial Public Offering that occurred in the fourth quarter of 2006. Management believes adjusted pre-tax margins are important to understanding the company’s on-going operations and provide additional insights into underlying business performance. Management derived the adjusted pre-tax margins by dividing GAAP revenues into GAAP pre-tax earnings adjusted for the $334 million in fourth quarter 2006. The calculation for the fourth quarter 2006 is (($245) + $334)/$852=10.4%. The calculation for the full year 2006 is (($72)+$334) / $3,208=8.2%. Adjusted pre-tax margins for third quarter 2006 are the same as GAAP.
Adjusted Segment Earnings
     Adjusted Segment Earnings is defined as GAAP segment earnings excluding the portion of the expense related to the Union Equity Plan (UEP) that occurred in the fourth quarter of 2006. Management believes adjusted segment earnings are important to understanding the company’s on-going operations and provide additional insights into underlying business performance. Management derived the adjusted segment earnings by adding the respective segment’s portion of the $322 million UEP expense incurred in fourth quarter 2006 to each segment’s GAAP segment earnings. The calculation for the fourth quarter 2006 for each segment is (GAAP segment earnings + segment portion of the UEP expense). The calculation for the full 2006 is (GAAP segment earnings + segment portion of the UEP expense). A full reconciliation of adjusted segment earnings is presented in Table 4 in the appendix of this press release.
Adjusted Segment Margins
     Adjusted Segment Margins is defined as GAAP segment margins excluding the portion of the expense related to the UEP that occurred in the fourth quarter of 2006. Management believes adjusted segment margins are important to understanding the company’s on-going operations and provide additional insights into underlying business performance. Management derived the adjusted segment operating margins by dividing GAAP segment revenues into GAAP segment earnings adjusted for the respective segment’s portion of the $322 million UEP expense incurred in fourth quarter 2006. The calculation for the fourth quarter 2006 for each segment is (GAAP segment earnings + segment portion of the UEP expense) / GAAP segment Revenues. The calculation for the full 2006 is (GAAP segment earnings + segment portion of the UEP expense) / GAAP segment Revenues. A full reconciliation of adjusted segment margins is presented in Table 4 of this press release.

Appendix
Segment Results
Fuselage Systems
     Fuselage Systems segment fourth quarter 2006 revenue grew 37.5 percent over the same period last year as production volumes increased in support of primary customer deliveries. Fourth quarter 2005 revenues were negatively impacted by the IAM strike at Boeing Commercial Airplanes. Fuselage Systems revenue for the full year 2006 was $1.6 billion as its primary customer, Boeing, increased overall deliveries by 37 percent between 2005 and 2006 with deliveries of 737 and 777 aircraft increasing 42 percent and 63 percent, respectively. Fuselage Systems posted strong double-digit adjusted segment margins* of 19.4 percent for the fourth quarter 2006 and 18.2 percent for the full year, excluding the impact of the UEP plan. Margins improved in the third and fourth quarters versus the first half of 2006 as R&D expense on the 787 program declined and favorable cost trends and higher production rates were realized.
Propulsion Systems
     Propulsion Systems segment fourth quarter 2006 revenue grew 28.8 percent over the same period last year and delivered 16.9 percent adjusted segment margins* (excluding the impact of the UEP plan) as production volumes increased in support of primary customer deliveries. Revenues for the full year 2006 were $888 million as Propulsion Systems won new business from our current customer on the 747-8 program. Additionally, the team successfully competed and won new business from a new customer during the year. The new business did not impact 2006 revenues. Margins improved in the third and fourth quarters versus the first half of 2006 as R&D expense on the 787 program declined and favorable cost trends and higher production rates were realized. Fourth quarter 2005 revenues were impacted by the IAM strike at Boeing Commercial Airplanes.

Wing Systems
     Wing Systems segment reported fourth quarter 2006 revenue of $229 million and full year revenue of $720 million. The Spirit Europe acquisition was completed on April 1, 2006 and significantly increased the revenues and operating earnings in this segment versus 2005 results. Fourth quarter and full year adjusted segment margins* (excluding the impact of UEP costs) were 11.4 percent and 7.9 percent, respectively. Margins improved in the third and fourth quarters versus the first half of 2006 as R&D expense on the 787 program declined, favorable cost trends and higher production rates were realized, and improved fringe benefit rates generated $8 million of favorable changes in contract estimates during the fourth quarter.

Table 4. Segment Reporting

				Period from
				June 17, 2005
				through
	4th Quarter		Full Year	December 29,
(Millions, except margin percent)	2006	2005[1]	2006[2]	2005 Restated[1]
	(Unaudited)		(Unaudited)

Segment Revenues
Fuselage Systems	$396	$288	$1,570	$638
Propulsion Systems	$219	$170	$888	$372
Wing Systems	$229	$85	$720	$170
All Other	$8	$14	$30	$28

Total Segment Revenues	$852	$557	$3,208	$1,208

Segment Earnings (Loss) from Operations [3]
Fuselage Systems	$(96)	$32	$112	$44
Propulsion Systems	$(66)	$12	$34	$24
Wing Systems	$(19)	$(7)	$12	$5
All Other	$1	$1	$4	$(1)

Total Segment Operating Earnings	$(180)	$38	$162	$72

Segment Earnings (Loss) from Operations % of Sales
Fuselage Systems	(24.2%)	11.1%	7.1%	6.9%
Propulsion Systems	(30.1%)	7.1%	3.8%	6.5%
Wing Systems	(8.3%)	(8.2%)	1.7%	2.9%
All Other	12.5%	7.1%	13.3%	(3.6%)

Total Segment Operating Margins	(21.2%)	6.8%	5.0%	6.0%

[3]	Earnings (Loss) from Operations includes Union Equity Participation plan charges of $322 million.

Union Equity Participation (UEP) Plan Related Costs by Segment
Fuselage Systems	$(173)		$(173)
Propulsion Systems	$(103)		$(103)
Wing Systems	$(45)		$(45)
All Other	$(1)		$(1)

Total Segment UEP Costs	$(322)		$(322)

Adjusted Segment Earnings*
Fuselage Systems	$77	$32	$285	$44
Propulsion Systems	$37	$12	$137	$24
Wing Systems	$26	$(7)	$57	$5
All Other	$2	$1	$5	$(1)

Total Adjusted Segment Earnings	$142	$38	$484	$72

Adjusted Segment Margins*
Fuselage Systems	19.4%	11.0%	18.2%	6.9%
Propulsion Systems	16.9%	6.9%	15.4%	6.5%
Wing Systems	11.4%	(8.7%)	7.9%	2.9%
All Other	25.0%	7.1%	16.7%	(3.6%)

Total Adjusted Segment Margins	16.7%	6.8%	15.1%	6.0%

[1]	Does not include Spirit Europe acquired on April 1, 2006; Includes impact of 2005 IAM strike at Boeing Commercial Airplanes.

[2]	Includes nine months of Spirit Europe

*	Non-GAAP Measure. A complete definition of Spirit’s use of non-GAAP measures, identified by an asterisk(*) is found on page 7-8 of this release, “Non-GAAP Measure Disclosure”.
Contacts:
Investor Relations: Phil Anderson (316) 523-1700
Media: Sam Marnick (316) 523-3330

Spirit AeroSystems Holdings, Inc.
Consolidated Statements of Income (Loss)
(amounts in millions, except per share data)

	For the Three	For the Three
	Months Ended	Months Ended
	December 31, 2006	December 29, 2005
	(unaudited)
Net revenues	$851.8	$557.4
Operating costs and expenses
Cost of sales	1,007.6	476.3
Selling, general and administrative	65.0	77.6
Research and development	19.6	42.5

Total costs and expenses	$1,092.2	$596.4
Operating loss	$(240.4)	$(39.0)
Interest expense and financing fee amortization	(15.3)	(12.3)
Interest income	8.1	8.0
Other income, net	2.3	(0.9)

Loss from continuing operations before income taxes	$(245.3)	$(44.2)
Income tax provision	175.9	(2.7)

Net income (loss)	$(69.4)	$(46.9)

Earnings (loss) per share
Basic	$(0.58)	$(0.41)
Diluted	$(0.58)	$(0.41)
Spirit AeroSystems Holdings, Inc.
Consolidated Statements of Income (Loss)
(amounts in millions, except per share data)

	For the Twelve	Period from June 17,
	Months Ended	2005 through
	December 31, 2006	December 29, 2005
	(unaudited)	(restated)
Net revenues	$3,207.7	$1,207.6
Operating costs and expenses
Cost of sales	2,934.3	1,056.4
Selling, general and administrative	225.0	140.7
Research and development	104.7	78.3

Total costs and expenses	$3,264.0	$1,275.4
Operating loss	$(56.3)	$(67.8)
Interest expense and financing fee amortization	(50.1)	(25.5)
Interest income	29.0	15.4
Other income, net	5.9	1.3

Loss from continuing operations before income taxes	$(71.5)	$(76.6)
Income tax provision	88.3	(13.7)

Net income (loss)	$16.8	$(90.3)

Earnings (loss) per share
Basic	$0.15	$(0.80)
Diluted	$0.15	$(0.80)

Spirit AeroSystems Holdings, Inc.
Consolidated Balance Sheets
(amounts in millions)

	December 31, 2006	December 29, 2005
	(unaudited)	(restated)
Current assets
Cash and cash equivalents	$184.3	$241.3
Accounts receivable-net	200.2	98.8
Long-term receivable-current	43.0	—
Inventory-net	882.2	510.7
Prepaids-net	20.8	10.2
Deferred tax assets-current	90.0	1.1

Total current assets	$1,420.5	$862.1
Property, plant and equipment, net	773.8	518.8
Long-term receivable	191.5	212.5
Pension assets	207.3	—
Other assets	129.1	63.2

Total assets	$2,722.2	$1,656.6

Current liabilities
Accounts payable	$322.9	$173.7
Accrued expenses	214.7	125.6
Current portion of long-term debt	23.9	11.6
Deferred revenue liability	8.2	—
Income taxes	—	0.6

Total current liabilities	$569.7	$311.5
Long-term debt	594.3	710.0
Advance payments	587.4	200.0
Other liabilities	111.8	108.2
Deferred tax liability- non-current	—	1.1
Shareholders’ equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 63,345,834 issued and outstanding	0.6	—
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 71,351,347 (unaudited) and 122,670,336 shares issued and outstanding, respectively	0.7	1.2
Additional paid-in capital	858.7	410.7
Accumulated other comprehensive income	72.5	4.2
Accumulated deficit	(73.5)	(90.3)

Total shareholders’ equity	$859.0	$325.8

Total liabilities and shareholders’ equity	$2,722.2	$1,656.6

Spirit AeroSystems Holdings, Inc.
Consolidated Statements of Cash Flow
(amounts in millions)

	For the Twelve	Period from June 17,
	Months Ended	2005 through
	December 31, 2006	December 29, 2005
	(unaudited)	(restated)
Operating activities
Net income (loss)	$16.8	$(90.3)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation expense	52.8	28.6
Amortization expense	10.3	3.3
Accretion of long-term receivable	(22.0)	(9.7)
Employee stock compensation expense	182.3	34.7
Loss on disposition of assets	0.9	—
Deferred and long-term taxes	(134.1)	8.4
Pension, net	(33.2)	(8.9)
Other	13.9	12.8
Changes in assets and liabilities, net of acquisition
Accounts receivable	(41.9)	(88.4)
Inventories	(317.7)	(31.4)
Other current assets	(10.5)	1.3
Accounts payable and accrued liabilities	154.4	163.4
Customer advance from Boeing	400.0	200.0

Net cash provided by operating activities	$272.0	$223.8

Investing Activities
Purchase of property, plant and equipment	$(343.2)	$(144.6)
Acquisition of business, net of cash acquired	(145.4)	(885.7)
Financial derivatives	4.7	—
Transition payments	10.0	—
Proceeds from sale of assets	0.2

Net cash (used in) investing activities	$(473.7)	$(1,030.3)

Financing Activities
Proceeds from short-term debt	$85.0	$—
Payments on short-term debt	(85.0)	—
Proceeds from long-term debt	—	700.0
Principal payments on debt	(124.0)	(5.0)
Debt issuance costs	0.8	(21.4)
Pool of windfall tax benefits, net	15.4	—
Equity contributions from shareholders	—	370.0
Proceeds from IPO	249.3	—
Executive stock investments	1.1	4.2

Net cash provided by financing activities	$142.6	$1,047.8

Effect of exchange rate changes on cash and cash equivalents	2.1	—

Net (decrease) increase in cash and cash equivalents for the period	$(57.0)	$241.3
Cash and cash equivalents, beginning of the period	241.3	—

Cash and cash equivalents, end of the period	$184.3	$241.3

Supplemental Information
Interest paid	$55.1	$28.1
Income taxes paid	$29.3	$8.5
Appreciation of financial instruments	$11.4	$4.2
Property acquired through capital leases	$11.5	$26.7